UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

September 12, 2014

ENSERVCO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-9494	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

501 South Cherry St., Ste. 320

Denver, CO 80246

Address of principal executive offices

303-333-3678

Telephone number, including

Area code

_____________________________

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement

On September 12, 2014, Enservco Corporation (the “Company”) entered into an Amended and Restated Revolving Credit and Security Agreement (the “2014 Credit Agreement”) with PNC Bank, National Association (“PNC”) which provides for a five-year $40 million senior secured revolving credit facility which replaced a prior revolving credit facility and term loan with PNC that totaled $16 million (the “2012 Credit Agreement”).

The 2012 Credit Agreement dated November 2, 2012, provided for $16,000,000 in senior secured financing, consisting of a term loan in the original principal amount of $11,000,000 and a revolving credit facility of $5,000,000. The 2012 Credit Agreement imposed various obligations and financial covenants on the Company, has a variable interest rate, and is collateralized by substantially all of the assets of the Company and its subsidiaries. The advances made under the 2012 Credit Agreement were due in full in November 2015. Michael D. Herman, chairman of the Company, had personally guaranteed $3.5 million of the amounts due under the 2012 Credit Agreement.

The 2014 Credit Agreement provides for a senior secured revolving credit facility in an initial aggregate principal amount of up to $30,000,000. The commitment amount under the revolving credit facility may be increased to $40,000,000, subject to certain conditions and approvals as set forth in the 2014 Credit Agreement. Availability under the facility is based upon a percentage of the Company’s receivables plus a percentage of the value of the Company’s service equipment as determined by an independent appraisal.

Under the 2014 Credit Agreement, the Company has the option to pay variable interest rates on the loans of either:

(a) PNC’s Alternate Base Rate (PNC Prime rate) plus an applicable margin ranging from 1.00% to 2.00%

(b) a fixed rate equal to 1, 2, or 3 month LIBOR plus an applicable margin ranging from 2.50% to 3.50%

Substantially all of the Company’s assets continue to collateralize the obligations to PNC. PNC released Mr. Herman’s personal guarantee. Advances made under the 2014 Credit Agreement are due in full in September 2019.

Item 2.03. Creation of a Direct Financial Obligation

See Item 1.01, above, for a discussion of the Company’s obligation to PNC pursuant to the 2014 Credit Agreement described therein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

10.1	Amended and Restated Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 16th day of September 2014.

Enservco Corporation

By: /s/ Rick D. Kasch
Rick D. Kasch, President

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